Exhibit 10.9

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 27th day of January, 2005 (the “Effective Date”) by and among Celtic Merger Corp., a California corporation (“Buyer”), Discovery Bancorp a California corporation (“Bancorp”), Celtic Capital Corporation, a California corporation (the “Seller”), Bron Hafner, Mark Hafner, and Alex Falo (individually by name and collectively “Principals”) with reference to the following:

R E C I T A L S

     WHEREAS, Seller is a corporation with its main office located at 2951 28th Street, Suite 2030 Santa Monica, California 90405 which operates a commercial finance business (the “CF Business”); and

     WHEREAS, Buyer is a newly formed California corporation which is wholly owned by Bancorp; and

     WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller certain assets and to assume certain liabilities of Seller relating to its CF Business under the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and covenants set forth herein, the parties hereto hereby agree as follows:

A G R E E M E N T

     1. Purchase and Sale of Assets and Assumption of Liabilities.

          1.01 On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller at the closing, as that term is defined in Section 3 hereof (the “Closing”), all the property of Seller as set forth below, free and clear of all liens, encumbrances and restrictions, except as specifically agreed to herein, all of which are collectively referred to hereinafter as the “Assets”:

          (a) The specific commercial loans, lines of credit, installment loans and other loans and loan commitments carried on the books of the Seller, at par, plus accrued interest thereon to the Closing Date, and listed on Exhibit “A” hereto, provided however, that Buyer may elect to designate specific commercial loans, lines of credit, installment loans and/or other loans and loan commitments carried on the books of the Seller as “Reserve Loans” provided that Buyer provides written notice to Seller not less than ten (10) business days prior to the Closing Date and such Reserve Loans shall then be subject to the provisions of Section 2.03 hereof; and

          (b) The specific furniture, fixtures, and equipment, at net book value and in an as-is, where-is condition, listed on Exhibit “B” hereto; and

          (c) All claims and causes of action the Seller has or might have against any third party arising out of, in connection with or with respect to, the Assets or the Liabilities; and

          (d) All of Seller’s interest in the computer software, computer programs and software licenses used by Seller in connection with the CF Business, and all copyrights, servicemarks, trademarks, trade names, trade secrets, licenses, royalty rights and proprietary rights of Seller as used in the CF Business (the “Software and Intangible Property”);

          (e) All telephone numbers used in Seller’s CF Business (the “Telephone Numbers”);

          (f) All customer lists of every kind and nature whatsoever of the Seller, whether held by Seller, Seller’s officers, directors and/or employees;

          (g) All of Seller’s right, title and interest in and to that certain lease by and between Seller and CA-Santa Monica Business Park-American Golf Limited Partnership, a Delaware limited partnership and Spieker-Partners Livermore, LTD., a California limited Partnership (collectively the “Santa Monica Landlord”) dated June 29, 1994, as amended (the “Santa Monica Lease”), a copy of which is attached hereto as Exhibit “C-1” regarding that certain real property commonly known as 2951 28th Street, Suite 2030, Santa Monica, California 90405 (the “Santa Monica Premises”) together with the security deposit paid to the Santa Monica Landlord and any and all deposits to providers of utilities of Seller in the Santa Monica Premises as set forth on Exhibit “C-2” hereto (the “Security Deposits”);

          (h) All of Seller’s right, title and interest in and to that certain service agreement by and between Seller and Vision Offices(the “Arizona Landlord”) dated January 1, 2003, as amended (the “Arizona Lease”), a copy of which is attached hereto as Exhibit “C-3” regarding that certain real property commonly known as 15849 N. 71st Street, Suite 100, Scottsdale, Arizona 85254 (the “Arizona Premises”) together with the security deposit paid to the Arizona Landlord and any and all deposits to providers of utilities of Seller in the Arizona Premises as set forth on Exhibit “C-2” hereto;

          (i) All of the goodwill of Seller and Seller’s CF Business (the “Goodwill”); and

          (j) Except as set forth on Exhibit “D”, all books, records, manuals, documents, files, reports, studies, instruments and other materials of Seller relating to the Software and Intangible Property, the Telephone Numbers, Customer List, Santa Monica Lease, Arizona Lease, Personal Property, Security Deposits, Goodwill and all other Assets set forth above.

          (k) All cash and monies held in the Wells Fargo Foothill (“WFF”) cash collateral accounts in the name of Seller.

          1.02 The parties hereto hereby acknowledge and agree that Buyer is not purchasing any other asset of Seller except as set forth in Section 1.01 hereof, including but not limited to those assets of Seller set forth on Exhibit “D” hereof (“Retained Assets”).

          1.03 On the terms and subject to the conditions set forth in this Agreement from and after the Closing, Buyer shall assume and be liable to pay, discharge and perform when due (i) all obligations of Seller under the Santa Monica Lease and the Arizona Lease and all obligations which arise in connection with other Assets provided that such obligations arise or accrue after the Closing, (ii) all obligations of Seller under the vendor contracts as set forth on Exhibit “E” hereto (the “Vendor Contracts”) arising from and after the Closing and (iii) all amounts of principal and interest outstanding on Seller’s lines of credit # CCR000 and CCR001 with WFF as of the Closing (“Wells Debt”), all of which are collectively referred to as the “Liabilities.”

          1.04 Seller hereby represents and warrants to and agrees with Buyer that Buyer shall not assume or become responsible, as a result of this Agreement, for any liabilities of Seller, whether known or unknown, disclosed or undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with Seller’s conduct of the CF Business, other than those specifically assumed in Section 1.03 hereof. Particularly, but without limitation, Buyer shall not assume:

          (a) Any liability arising out of any claims of employees employed by Seller or any independent contractors or agents or other parties making claims for bonuses, salaries, or other payments or benefits from Seller arising out of, relating to, or resulting from their respective employment or other relationship with Seller;

          (b) Any liability of Seller, or any of its officers, directors, or employees in connection with any income or franchise taxes, sales tax, depreciation recapture and investment recapture obligations and any expenses including expenses for professional fees incurred by Seller in connection with the negotiations, preparation, execution, delivery and performance of this Agreement; or

          (c) Any other duty, obligation or liability of Seller arising out of, resulting from, or relating to the operation of Seller or its CF Business up to and including the Closing.

          1.05 In order to effectuate the foregoing, Seller and Buyer shall execute and deliver at the Closing, the Bill of Sale and Assumption of Liabilities Agreement in a form mutually acceptable to the parties.

     2. Purchase Price.

          2.01 In addition to the assumption of the Liabilities provided for in Section 1.03 hereof, Buyer shall deliver, or cause Bancorp to deliver, to Seller, either outright or subject to the provisions of Section 2.03 hereof as applicable, at the Closing the following consideration (the “Purchase Price”):

          (a) An amount equal to the sum of (W) the aggregate of the principal balance of all outstanding loans and the outstanding balance of all lines of credit and other monetary obligations due to Seller (excluding loan participations sold by Seller to third parties) together with accrued but unpaid interest due thereon as of the Closing (but excluding any loans and customer contracts that are Retained Assets) plus (X) the balance of the WFF cash collateral account referenced in Section 1.01(k) as of the Closing plus (Y) the net book value as of the Closing of the furniture, fixtures and equipment of Seller listed on Exhibit “B”, minus (Z) the sum of the Wells Debt plus or minus the unamortized portion of loan fees as listed on, and relating to the loans listed on, Exhibit “A” and the net aggregate amount of funds advanced to Seller by Seller’s clients or prospective clients for expenses but not yet expended by Seller for the purposes intended; plus

          (b) Nine Hundred Thousand Dollars ($900,000.00); plus

          (c) That number of shares of Bancorp’s common stock equal to Eight Hundred Thousand Dollars ($800,000.00) divided by the per share offering price for Bancorp’s common stock as established in the public offering of Bancorp’s common stock (“Public Offering Price”) which is to be conducted in accordance with Section 7.03 (“Seller’s Shares”). Seller’s Shares shall be registered, at Bancorp’s or Buyer’s sole expense, as part of the public offering and shall be issued pursuant thereto in accordance with Section 7.03.

          2.02 The Purchase Price shall be allocated as determined by the mutual agreement of the parties at the time of the Closing. Buyer and Seller each acknowledge that the portions of the Purchase Price allocated pursuant to this Section 2.02 will represent the fair market value of the Assets, determined pursuant to arm’s-length negotiations. They further acknowledge that a tax attorney or other qualified advisor will have explained the tax consequences of those allocations to them. Buyer and Seller agree to report the sale of the business for income tax purposes according to the allocation agreed upon pursuant to this Section 2.02.

          2.03 (a) With respect to each Reserve Loan, Buyer and Seller shall use their best efforts to establish a mutually acceptable amount for the estimate loss exposure (“ELE”) for such Reserve Loan. The aggregate amount of ELE shall be divided by the per share Public Offering Price and that number of shares shall be withheld from the number of Seller’s Shares to be delivered pursuant to Section 2.01(c) hereof (“Reserve Shares”). Should the aggregate ELE exceed Eight Hundred Thousand Dollars ($800,000) then Seller may deposit cash to an account (“Reserve Account”) to be held pursuant to Section 2.03(c) hereof or if the aggregate ELE exceeds Eight Hundred Thousand Dollars ($800,000), then Seller may decline to deposit cash to the Reserve Account, which refusal shall be deemed a mutual termination of this Agreement pursuant to Section 14.01 hereof. Both the Reserve Shares and the Reserve Account shall be held by or for the benefit of Buyer as a secured party.

          (b) If the parties can not agree on the aggregate ELE, then the ELE shall be determined by a third party mutually acceptable to Buyer and Seller whose decision as to the ELE shall be binding on the parties and whose fee for analyzing the ELE shall be borne equally by the parties. If the parties cannot agree on a third party to determine the ELE, then the ELE shall be determined by a majority vote of a panel of three experts, one selected by Seller, one selected by Buyer and one selected by mutual agreement of the experts selected by Seller and Buyer and whose determination shall be final and binding on the parties.

          (c) Actual losses incurred after the Closing and prior to the 366th day thereafter (“Cut-Off Date”) with respect to Reserve Loans shall reduce on a dollar-for-dollar basis the number of Reserve Shares until the Reserve Shares are exhausted and then shall reduce the cash balance in the Reserve Account. On the Cut-Off Date, the balance of the Reserve Shares and the Reserve Account shall be calculated and within five (5) days shall be delivered to Seller free and clear of the provision of this Section 2.03. Reserve Shares not delivered to Seller shall be cancelled. Cancellation of Reserve Shares and deductions from the Reserve Account shall serve to reduce the Purchase Price. If, prior to the Cut-Off Date, the Buyer determines that a Reserve Loan should no longer be classified as such, or if a Reserve Loan is paid in full, then Buyer shall be obligated to release that number of Reserve Shares that would relate to the ELE for such reclassified or repaid Reserve Loan.

     3. The Closing. The Closing shall take place at the offices of Buyer on such day as the parties shall agree following the receipt of the Approvals (as that term is defined in Section 8.01 hereof) and the occurrence of all of the conditions set forth in Sections 9 and 10 hereof; provided however, that if the parties are unable to so agree, then the Closing shall take place on the last day of the month in which the Approvals are received and the occurrence of all the conditions set forth in Sections 9 and 10 hereof have occurred.

     4. Representations and Warranties of Seller. Seller and each of the Principals hereby represent and warrant to Buyer as follows:

          4.01 Seller is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and holds all licenses necessary to carry on its business as presently conducted.

          4.02 The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller and Seller’s shareholders and this Agreement is a valid, binding and enforceable obligation of Seller in accordance with its terms, except as limited by bankruptcy, insolvency, and similar laws relating to the enforcement of creditors rights generally. This Agreement does not and will not violate any provision of Seller’s Articles of Incorporation (as amended) or Bylaws (as amended) and does not and will not constitute or result in a breach of, or be in violation of any of terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any Asset of the Seller under any agreement, franchise, license, indenture, lease, mortgage, deed of trust or other instrument to which Seller is a party or by which Seller or its Assets may be bound or effected or any law, order, judgment, decree, rule or regulation applicable to Seller.

          4.03 Except as set forth on Schedule 4.03 hereto, Seller is the owner of and has good and marketable title to all of the Assets free and clear of all liens and encumbrances, except for current taxes not yet due, and Seller has not entered into any other contract or agreement, either oral or written, to otherwise sell or encumber the Assets and there are no judgments, liens, actions or proceedings pending against Seller or of which Seller has knowledge in any court or before any regulatory agency which would affect any of the Assets.

          4.04 To the knowledge of Seller and the Principals, except as set forth on Schedule 4.04 hereto, each loan, line of credit and other obligations due to Seller as set forth on

Exhibit “A” is a legally valid and binding obligation of the obligor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, and similar laws relating to the enforcement of creditors rights generally. All such loans and extensions of credit have been made in material compliance with all applicable federal and state laws and regulations, including but not limited to the Equal Credit Opportunity Act (Regulation B), the Truth in Lending Act (Regulation Z), state usury laws and state laws regarding installment sales contracts.

          4.05 The Security Deposits set forth on Exhibit “C-2” hereto is a true, accurate, and complete list of all deposits held by third parties on account of the Santa Monica Premises and the Arizona Premises.

          4.06 The Personal Property set forth on Exhibit “B” hereto is a true, accurate, and complete list of all of the furniture, fixtures, and equipment used by Seller in the CF Business.

          4.07 Except as set forth on Schedule 4.07 hereto, Seller owns and possesses sufficient right, title and interest in and to or has duly licensed from third parties the right to use the Software and Intangible Property which are being sold, transferred, conveyed and assigned by Seller to Buyer hereunder and Seller has no knowledge of any claim, any infringement, misappropriation or conflict from any third party of such Software and Intangible Property which has not been resolved or disposed of and Seller has not infringed, misappropriated or otherwise conflicted with such Software and/or Intangible Property.

          4.08 The Santa Monica Lease attached hereto as Exhibit “C-1” is a true, complete and accurate copy of the Santa Monica Lease regarding the Santa Monica Premises and the Arizona Lease attached hereto as Exhibit “C-3” is a true, complete and accurate copy of the of the Arizona Lease regarding the Arizona Premises and Seller is in material compliance with all terms, conditions and provisions of both the Santa Monica Lease and the Arizona Lease and has not otherwise assigned, subleased, transferred or conveyed any of Seller’s interest in either the Santa Monica Lease or the Arizona Lease to any other person.

          4.09 Seller’s audited Financial Statements for the year-ending December 31, 2003 as well as the unaudited Financial Statements for the month’s ended from June to November 2004 (the “Seller Financial Statements”) are true and correct in all material respects, and accurately and fairly present in all material respects the Assets and Liabilities and the financial condition of Seller as of their respective dates.

          4.10 The list of Vendor Contracts on Exhibit “E” hereto is a true, accurate, and complete list of all material contracts and agreements between the Seller and third party vendors regarding providing services for the maintenance and operation of the CF Business. All amounts due and owing by Seller prior to the date hereof under the Vendor Contracts have been timely paid, and all amounts due and owing by Seller after the date hereof and prior to Closing under the Vendor Contracts shall be timely paid by Seller.

          4.11 Except as set forth on Schedule 4.11 hereto, Seller has no liabilities or obligations, either accrued or contingent, which are material to Seller’s business, which have not been reflected in the Vendor Contracts, on the Seller Financial Statements or on the other schedules hereto, and to the best of Seller’s knowledge, there is no basis for the assertion against Seller of any liability, obligation or claim that might result in or cause any material adverse change from the date hereof, in the business or financial condition of the CF Business of the Seller which has not otherwise been disclosed in any of the foregoing.

          4.12 Columbia Capital Corporation is controlled by some or all of the Principals, is currently inactive and holds no material assets and has no material liabilities other than as set forth in Schedule 4.12 hereof.

          4.13 None of the information contained in the representations and warranties of Seller set forth in this Agreement or in any of the exhibits or schedules attached hereto or delivered by Seller as contemplated by any of the provisions of this Agreement contains any untrue statement of the material fact, or omits to state a material fact required to be stated herein or therein, or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          4.14 Neither Seller nor any of its agents, including the Principals, has paid or agreed to pay, or has done any act which will give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or any other person on account of services rendered as a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, or which has resulted in or may give rise to any obligation on the part of Seller or Buyer.

          4.15 There has been no material adverse change from August 31, 2004 to the Effective Date with respect to any of the Seller’s Assets, or the operation of the CF Business, except as set forth in Schedule 4.15 hereof.

          4.16 Seller is not a party to any litigation or legal proceeding, nor is it aware of any threatened or pending legal action, other than as set forth on Schedule 4.16 hereof.

          4.17 Each representation, warranty, covenant, and agreement of Seller and/or any one or more of the Principals set forth in this Agreement shall be deemed to be made on and as of the Effective Date and as of the Closing and shall survive the Closing for a period of twelve (12) months.

     5. Representations and Warranties of Buyer. Buyer and Bancorp hereby represent and warrant to Seller and the Principals as follows:

          5.01 Buyer is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Bancorp is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and Bancorp has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

          5.02 As of the Effective Date, Buyer has only minimal capital and the transactions to be completed at the Closing will depend on Bancorp’s successfully completing its capitalization and public offering of common stock.

          5.03 The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Buyer and this Agreement is a valid, binding and enforceable obligation of Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, and similar laws relating to the enforcement of creditors rights generally. This Agreement does not and will not violate any provision of Buyer’s Articles of Incorporation or Bylaws and does not and will not constitute or result in a breach of, or be in violation of any of terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Buyer under, any agreement, franchise, license, indenture, lease, mortgage, deed of trust or other instrument to which Buyer is a party or by which Buyer or its property may be bound or effected or any law, order, judgment, decree, rule or regulation applicable to Buyer.

          5.04 The execution, delivery and performance by Bancorp of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Bancorp and this Agreement is a valid, binding and enforceable obligation of Bancorp in accordance with its terms, except as limited by bankruptcy, insolvency, and similar laws relating to the enforcement of creditors rights generally. This Agreement does not and will not violate any provision of Bancorp’s Articles of Incorporation or Bylaws and does not and will not constitute or result in a breach of, or be in violation of any of terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Bancorp under, any agreement, franchise, license, indenture, lease, mortgage, deed of trust or other instrument to which Bancorp is a party or by which Bancorp or its property may be bound or effected or any law, order, judgment, decree, rule or regulation applicable to Bancorp.

          5.05 Neither Buyer nor Bancorp nor any of their agents has paid or agreed to pay, or has done any act which will give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or any other person on account of services rendered as a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, or which has resulted in or may give rise to any obligation on the part of Seller or Buyer or Bancorp.

          5.06 Buyer is, and at the time of the Closing Discovery Bank will be, wholly owned subsidiaries of Bancorp. Except for Buyer, Bancorp has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity and is not a participant in any joint venture, partnership or similar arrangement.

          5.07 The capitalization of Discovery Bank and the pro-forma capitalization of Bancorp, including shares exercisable pursuant to options, rights and warrants, and a description of pre-emptive rights, if any, the obligations to repurchase shares issuable upon the conversion of existing securities, if any, are as set forth in Bancorp’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on January 18, 2005 (the “S-4”).

          5.08 Audited financial statements of Discovery Bank, a California corporation, (“Discovery Bank”) for the year-ending December 31, 2003 as well as the unaudited Financial Statements for the quarters ended March 31, June 30, September 30 and December 31, 2004 (the

“Buyer Financial Statements”) are attached as Schedule 5.08 hereto and are true and correct in all material respects, and accurately and fairly present in all material respects the assets and liabilities and the financial condition of Discovery Bank as of their respective dates. There has been no material adverse change in the operations or assets of the business of Discovery Bank since December 31, 2003.

          5.09 Each representation, warranty, covenant, and agreement of Buyer and Bancorp set forth in this Agreement shall be deemed to be made on and as of the Effective Date hereof and as of the Closing and shall survive the Closing.

     6. Covenants of Seller Pending the Closing. Seller covenants and agrees with Buyer as follows:

          6.01 Conduct of Business. Unless Buyer shall give its prior written consent, which consent shall not be unreasonably withheld, from the Effective Date up to and including the Closing, Seller will:

          (a) conduct its affairs and business only in the usual and ordinary course, consistent with safe and sound business practices and prior customary practice of Seller;

          (b) refrain from creating or incurring any new mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any Assets of Seller;

          (c) refrain from making or becoming a party to any new contract or commitment, except for loans or commitments to lend, which alone, or in the aggregate with other new contracts or commitments, exceeds Five Thousand Dollars ($5,000.00), or renewing, extending, amending or modifying any such contract or commitment, except in the usual and ordinary course of business, consistent with safe and sound business practices and prior customary practice of Seller;

          (d) refrain from making any capital expenditures, except for ordinary repairs and replacements in an aggregate amount not to exceed Five Thousand Dollars ($5,000.00) other than for the computer upgrades set forth on Schedule 6.01(d) hereof;

          (e) maintain its Assets in good condition and repair (ordinary wear and tear excepted);

          (f) refrain from selling or otherwise disposing of any of its Assets, except in the usual and ordinary course of business, consistent with prior customary practice of Seller;

          (g) use its commercially reasonable efforts to preserve its business organization intact and to retain its present officers and employees;

          (h) use its commercially reasonable efforts to encourage Monique Tyler and Scott Blaeser, its Client Development Officers, to enter into employment arrangements acceptable to Buyer to become effective as of the Closing.

          (i) use its commercially reasonable efforts to preserve the goodwill of its customers and those having business relations with Seller;

          (j) use its commercially reasonable efforts to renew the Arizona Lease on terms acceptable to Buyer;

          (k) use its commercially reasonable efforts to assist Buyer with Wells Fargo Bank in Buyer’s attempt to assume the Wells Debt;

          (l) arrange for Buyer’s representatives to join with Seller in visitations to selected customers of Seller to be conducted in a manner reasonably acceptable to Seller;

          (m) maintain insurance coverage at least equal to that in effect as of the Effective Date hereof on the Seller’s Premises and on Assets for which it is responsible, and carry the same coverage for public liability, personal injury, fidelity, errors and omissions, and property damage that is in effect as of the Effective Date;

          (n) meet its contractual obligations and not become in default on any thereof including, but not limited to, performing all of its obligations as and when required under the Santa Monica Lease and the Arizona Lease, and the Vendor Contracts and on all loan commitments;

          (o) duly observe and conform to lawful requirements applicable to the CF Business in all material respects;

          (p) maintain its books of account and records in the regular manner of Seller in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

          (q) refrain, directly or indirectly, from entering into or continuing negotiations, agreements or understandings, the purpose or effect of which could encompass the selling of any of the Assets (except in the ordinary course of business);

          (r) refrain from granting, or committing to, any increases in salary, compensation or benefits for any of its directors, officers or employees;

          (s) refrain from granting or renewing any loan or line of credit (other than loans or lines of credit containing automatic renewal provisions) except in compliance with Section 6.05; and

          (t) refrain from entering into any agreement, contract, or understanding which would or could result in the taking of any action or the occurrence of any event prohibited by clauses (a) through (s) above.

     For the purposes of this Section 6.01, Buyer shall be deemed to have given its consent to any action which is contrary to any specific covenant set forth in this Section 6.01 if, and only if, Buyer shall have given written notice (in accordance with Section 15.01 hereof) of its consent after receipt of notice from Seller of Seller’s intention to act contrary to any of the specified covenants set forth in this Section 6.01.

          6.02 Access to Information. Seller has and will continue to afford Buyer, its representatives, counsel, accountants, agents and employees, reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable Buyer and its representatives, counsel, accountants, agents and employees to make a reasonable examination of the financial statements, business, assets and properties of Seller and to update such examination at such intervals as Buyer shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Seller and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of Seller. Subject to Section 13.05, no such examination, however, shall constitute a waiver or relinquishment on the part of Buyer of its right to rely upon the representations and warranties made by Seller and/or its officers and directors herein or pursuant hereto. Buyer will hold in strict confidence all documents and information concerning Seller so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in any application necessary to obtain regulatory approval of the transactions contemplated by this Agreement) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents and any documents provided pursuant to this Agreement shall be returned to Seller.

          6.03 Financial Report. From and after the Effective Date, within 30 days after the end of each fiscal quarter, Seller shall provide to Buyer a balance sheet and income statement as of the end of the quarter and for that portion of the fiscal year ending with such quarter, certified as correct in all material respects by the Seller’s Chief Financial Officer.

          6.04 Approvals. Seller will use commercially reasonable efforts to promptly obtain, at or before the Closing, all consents, approvals and authorizations as are necessary to carry out and consummate the transactions contemplated herein including, but not limited to, the approval of the Santa Monica Landlord under the Santa Monica Lease of Buyer’s assumption of the Santa Monica Lease upon the Closing and the approval of the Arizona Landlord under the Arizona Lease of Buyer’s assumption of the Arizona Lease upon the Closing, as well as other consents that may be necessary to transfer good and marketable title to Buyer, or for Buyer’s assumption and lawful use of, the Assets.

          6.05 Lending. At least three (3) business days prior to entering into any loan or other extension of credit, or renewing or extending an existing loan or extension of credit, Seller shall present the proposed loan or extension of credit, together with the write-up and any supporting documentation, including but not limited to financial statements and tax returns of the borrower and/or any applicable guarantor, for review by Buyer’s designated officer(s). Buyer may reject the proposed loan/extension of credit within three (3) business days after receipt of the loan request. If the Seller chooses to fund the loan or credit facility after Buyer’s rejection, then that loan/extension of credit shall be a Retained Asset hereunder. With respect to any loan or line of credit subject to automatic renewal, if either Seller or its customer gives notice of the intent not to renew, a copy of that notice shall be provided to Buyer on a same day basis.

          6.06 Notification. Seller shall notify Buyer by telephone, confirmed promptly in writing, of any breach or violation on its part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by it herein to be or become false or misleading, or if it becomes a party to or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a change in the circumstances of Seller described in the representations and warranties contained herein.

     7. Covenants of Bancorp and/or Buyer Pending the Closing.

     Bancorp and Buyer covenant and agree with Seller as follows:

          7.01 Federal Approvals. Bancorp will use its best efforts to promptly obtain, at or before the Closing, all regulatory consents, approvals and authorizations from the Board of Governors of the Federal Reserve System as are necessary for it to become a bank holding company, to retain Buyer as a wholly owned subsidiary of a bank holding company and to carry out and consummate the transactions contemplated herein and as set forth in Bancorp’s S-4.

          7.02 State Approvals. Buyer will use its best efforts to promptly obtain, at or before the Closing, all regulatory consents, approvals and licenses from the State of California, and such other states, as are necessary for Buyer to operate the CF Business from and after the Closing, in a manner substantially similar to the CF Business as currently operated by Seller.

          7.03 Public Offering. Bancorp will use its best efforts, at its sole expense, to commence and complete a public offering of its common stock pursuant to a registration on Form SB-2 in compliance with all applicable federal and state securities laws, in which Bancorp shall receive aggregate gross proceeds of not less than Six Million Dollars ($6,000,000), the proceeds of which will be used, at least in part, to capitalize Buyer and consummate the transactions contemplated herein (the “Public Offering”). Bancorp shall include Seller’s Shares in the registration statement filed in connection with the Public Offering, at the sole expense of Buyer or Bancorp.

          7.04 Financial Report. From and after the Effective Date, within 30 days after the end of each fiscal quarter, Bancorp shall provide to Seller a balance sheet and income statement for Discovery Bank and Bancorp as of the end of the quarter and for that portion of the fiscal year ending with such quarter, certified as correct in all material respects by Discovery Bank’s Chief Financial Officer.

          7.05 Funding. Bancorp and Buyer will use their collective commercially reasonable efforts to obtain the approval from WFF for the transfer of the Wells Debt to Buyer, on terms no less favorable than those existing prior to the transfer, or in the alternative to arrange for debt financing in an amount not less than Twenty-Five Million Dollars ($25,000,000), plus, in either case, an additional long-term debt financing of not less than Two Million Three Hundred Thousand Dollars ($2,300,000) from third party sources other than WFF (collectively “Debt Funding”).

          7.06 Notification. Buyer shall notify Seller by telephone, confirmed promptly in writing, of any breach or violation on its part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by it herein to be or become false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a change in the circumstances of Buyer described in the representations and warranties contained herein.

          7.07 Alternative Transaction. Buyer shall not, directly or indirectly, enter into or continue any negotiations, agreements or understandings, the purpose or effect of which would be the acquisition by Buyer of a commercial finance business other than that of Seller.

     8. Approvals.

          8.01 Required Approvals. The obligations of the parties to proceed with the sale of the Assets and assumption of the Liabilities of Seller at the Closing, as provided for herein, are subject to the receipt of all of the following permits, consents and approvals (hereinafter collectively referred to as the “Approvals”): (a) the approval by the Board of Governors of the Federal Reserve System for Bancorp to be become a bank holding company pursuant to the Bank Holding Company Act of 1956, (b) the approval of the Board of Governors of the Federal Reserve System for Bancorp to hold Buyer as a subsidiary and to operate a business substantially similar to the CF Business as conducted by Seller, (c) the licenses from the State of California, and any other state, for Buyer to operate the CF Business substantially similar to that conducted by the Seller immediately prior to the Closing, (d) all consents and approvals necessary to effect transfer of the assets and the assumption of the Santa Monica Lease and the Arizona Lease by Buyer. The parties agree that they will cooperate with each other in obtaining these Approvals and will furnish promptly such documentation and information about each other as shall be reasonably necessary in order to obtain these approvals.

          8.02 Compliance with Laws. In obtaining the Approvals for which it is responsible, each of Buyer and Seller covenants and warrants to the other that it will comply with all material provisions of applicable state and federal law and that no document filed by it with state or federal regulatory authorities will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or which is necessary to make the facts stated therein not misleading; provided that neither party covenants and warrants as to information provided by the other party for inclusion in such document.

     9. Conditions Precedent to the Obligations of Buyer.

     The fulfillment or performance prior to the Closing of each of the following is a condition to the performance by Buyer of its obligations hereunder:

          9.01 Approvals. Receipt of the Approvals.

          9.02 Capital. Bancorp’s completion of the Public Offering and Buyer’s obtaining the Debt Funding.

          9.03 Fairness Opinion. Bancorp has received a written opinion from Hoeffer & Arnett, Incorporated substantially in the form of Exhibit “G” hereto dated as of the Closing.

          9.04 Certificate of No Default. The fulfillment or performance in a timely manner of all of the covenants, terms and conditions of Seller contained in this Agreement. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement, with the same effect as though such representations and warranties had been made on and as of such date. Seller shall have delivered to Buyer a certificate, dated as of the Closing, signed by the President and by the Chief Financial Officer of Seller, certifying the fulfillment of the conditions set forth in Sections 9.04, 9.05 and 9.06.

          9.05 Absence of Litigation. No action or proceeding shall have been instituted or, to the knowledge of any of the parties hereto, threatened before a court or other governmental agency or body or by any public authority to restrain or prohibit the consummation of the transactions contemplated herein, unless Buyer shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, result in such a restraint or prohibition, and there shall not be in effect any order, writ, injunction or decree of any court or governmental authority prohibiting the consummation of any of the transactions contemplated hereby.

          9.06 No Adverse Change. There shall not have occurred between the date hereof and the Closing any event, and Buyer shall not have discovered any fact or circumstance, which, in the reasonable judgment of Buyer, would be materially adverse to the business or properties of, or prospects of, the Seller and its CF Business.

          9.07 Regulatory Conditions. Regulatory authorities shall not have imposed any requirements as a condition to granting the Approvals for the transactions contemplated by this Agreement, which conditions or requirements are burdensome to Buyer or its shareholder, in the sole judgment of Buyer.

          9.08 Employment Contracts. Buyer has received an Employment Contract executed by Mark Hafner substantially in the form of Exhibit “H-1” (the “Mark Hafner Employment Agreement”), an Employment Contract executed by Alex Falo substantially in the form of Exhibit “H-2” (the “Alex Falo Employment Agreement”) and a Consulting Agreement executed by Bron Hafner substantially in the form of Exhibit “H-3” hereof (the “Bron Hafner Consulting Agreement”), all to be effective from and after the Closing in accordance with their respective terms and conditions, including the “Non-Compete” provisions thereof.

          9.09 Name Change. Buyer has received evidence, satisfactory to it, of Seller’s having taken the necessary action prior to the Closing to change its name and granting to Buyer permission to change Buyer’s name to that used by Seller, such name changes to be effective immediately following the Closing.

          9.10 Audit. Buyer has received a copy of Seller’s Financial Statements for the year ended December 31, 2004 prepared by Seller’s independent certified public accountants in accordance with Generally Accepted Accounting Principles and containing their unqualified opinion.

     Buyer may waive one or more of the foregoing conditions by a notice in writing to that effect delivered to Seller.

     10. Conditions Precedent to the Obligations of Seller.

     The fulfillment or performance prior to the Closing of each of the following is a condition to the performance by Seller of its obligations hereunder:

          10.01 Approvals; Public Offering. Receipt of the Approvals and completion of the Public Offering, including the registration of Seller’s Shares pursuant thereto.

          10.02 Funding of Buyer. Cash or other good funds representing at least the cash portion of the Purchase Price shall have been contributed as capital into Buyer at least three (3) business days prior to the Closing and an amount equal to the cash portion of the Purchase Price shall be delivered by cashier’s check or wire transfer to Seller contemporaneous with the Closing, and the sum set forth in Section 2.01(a) shall be a positive number.

          10.03 Certificate of No Default. The fulfillment or performance in a timely manner of all of the covenants, terms and conditions of Buyer and Bancorp contained in this Agreement. The representations and warranties of Buyer and Bancorp contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement, with the same effect as though such representations and warranties had been made on and as of such date. Buyer and Bancorp shall have each delivered to Seller a certificate, dated as of the Closing, signed by the President and by the Chief Financial Officer of Buyer and Bancorp, certifying the fulfillment of the conditions set forth in Sections 10.03 and 10.04.

          10.04 Absence of Litigation. No action or proceeding shall have been instituted or, to the knowledge of any of the parties hereto, threatened before a court or other governmental agency or body or by any public authority to restrain or prohibit the consummation of the transactions contemplated herein, unless Seller shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, result in such a restraint or prohibition, and there shall not be in effect any order, writ, injunction or decree of any court or governmental authority prohibiting the consummation of any of the transactions contemplated hereby.

          10.05 Employment Contracts. Buyer shall have executed and delivered to the Principal that is a party thereto the Mark Hafner Employment Agreement, the Alex Falo Employment Agreement and the Bron Hafner Consulting Agreement.

     Seller may waive one or more of the foregoing conditions by a notice in writing to that effect delivered to Buyer and Bancorp.

     11. Operations Post Closing.

          11.01 The parties acknowledge and agree that they have had extensive discussions regarding the operation of the CF Business from and after the Closing and Buyer, Bancorp and Seller agree to the terms and conditions regarding employment matters and other post-closing operations of the CF Business set forth in Exhibit I hereto.

     12. Covenant Not to Compete.

          12.01 During the period commencing with the Closing and continuing up to and including three (3) years thereafter (the “Noncompete Period”) Seller agrees not to be employed by, or consult with, or directly or indirectly own, manage, participate in, operate or control any interest in, any business, whether operated as a partnership, corporation, limited liability company, sole proprietorship, joint venture, association, individually or by any action in concert with others (the “Competitor(s)”), which Competitor offers, sells, provides or conducts any lending activities then being offered, sold, provided or conducted by Buyer (the “Business”) within any county or counties, city or cities, or a part thereof, within the State of California (the “Territory”).

          12.02 The Principals acknowledge and agree that as a condition to the Closing they are to be parties to Employment Contracts and/or a Consulting Agreement with Buyer which contain “Non-Compete” provisions which are part of the consideration being paid by Buyer in the transactions contemplated herein.

          12.03 During the Noncompete Period, Seller shall not, directly or indirectly, on behalf of a Competitor or Seller, induce or influence or seek to induce or influence any employee, agent or independent contractor or other business affiliate of Buyer to terminate, leave or reduce his, her or its relationship with Buyer. During the Noncompete Period, Seller shall not, directly or indirectly, on behalf of a Competitor or Seller divert, take away or solicit or attempt to divert, take away or solicit, any loan customers of Buyer.

          12.04 During the Noncompete Period, Seller shall not directly or indirectly, on behalf of a Competitor or Seller, use, divulge, disclose or communicate to any person, firm, partnership, corporation or entity, in any manner whatsoever any confidential, secret or proprietary information (but excluding such information if it is in the public domain through no act of Seller) concerning any matters affecting or relating to the Business of Buyer including, but not limited to, records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and vendor information, employee information or any other confidential information of, about or concerning the Business of Buyer, the respective matters of operation, or other confidential data of any kind, nature or description. The parties hereby stipulate, that as between them, the foregoing matters are important, material and confidential trade secrets and affect the successful conduct of the Business and Goodwill being purchased by Buyer.

          12.05 Seller hereby acknowledges and agrees that should it violate any of the provisions of this Section 12, it would be difficult to determine the amount of damages resulting to Buyer and, in addition to any other remedies which Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

          12.06 Each of the foregoing covenants contained in this Section 12 shall be construed as a separate and independent covenant covering the respective subject matter of the covenant in each of the separate counties in the state of California. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county that covenant shall continue to be effective to the extent legally permissible in such county, and said covenant shall continue to be effective with respect to every other county and each covenant being construed is severable and independent with respect to each county.

     13. Indemnity of Parties.

          13.01 Seller and the Principals, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its respective successors, assigns, employees, representatives, officers, directors and agents (hereinafter collectively referred to as “Buyer’s Parties”) from and against any and all costs, losses, liabilities, damages, lawsuits, claims, demands, expenses, obligations, recoveries and deficiencies, including, without limitation, interest and penalties (“Claims”), in connection with or arising out of or resulting from or incident to:

          (i) any breach of any covenant, indemnity, obligation, agreement, representation, warranty or the misrepresentation or inaccuracy of any representation or warranty made by Seller in this Agreement, its exhibits, schedules, or in any written statement or certificate furnished by Seller, pursuant to this Agreement or in connection with the transactions contemplated by this Agreement,

          (ii) the Retained Assets or the Retained Liabilities, or any other obligations that do not constitute Liabilities assumed by Buyer from the operation of the CF Business by Seller prior to the Closing; and

          (iii) including also in each instance, and without limitation, all reasonable costs and expenses of investigating and defending any Claim at any time arising (and any lawsuit instituted asserting such Claim and appeal therefrom) and costs incurred in connection therewith, whether or not such Claim is ultimately defeated, and including also any amounts paid incident to any compromise or settlement of any such Claim.

          13.02 Buyer and Bancorp, jointly and severally, hereby agree to indemnify, defend and hold harmless Seller and its respective successors, assigns, employees, representatives, officers, directors and agents and the Principals and their respective heirs, executors and assigns (hereinafter collectively referred to as “Seller’s Parties”) from and against any and all Claims in connection with or arising out of or resulting from or incident to:

          (i) any breach of any covenant, indemnity, obligation, agreement, representation, warranty or the misrepresentation or inaccuracy of any representation or warranty made by Buyer in of this Agreement its exhibits, schedules or in any written statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

          (ii) the Assets or the Liabilities or conduct of Buyer of the CF Business from and after the Closing; and

          (iii) including also in each instance, and without limitation, all reasonable costs and expenses of investigating and defending any Claim at any time arising (and any law suit instituted asserting such Claim and appeal therefrom) and costs incurred in connection therewith, whether or not such Claim is ultimately defeated, and including also any amounts paid incident to any compromise or settlement of any such Claim.

          13.03 (a) Any of the Buyer’s Parties or Seller’s Parties entitled to indemnity under this Section 13 shall promptly notify the indemnifying party in writing of the existence of any Claim, or other matter to which the indemnification obligations would apply, and shall give the indemnifying party a reasonable opportunity to defend the same at its own expense and with counsel of its own selection.

                    (b) With respect to any Claim, asserted, threatened, instituted, incurred or discovered by or against an indemnified party, the obligation to indemnify shall continue through the final disposition or settlement of any such matter and the full satisfaction of the indemnification obligation, provided that notice hereof has been given to the indemnifying party.

                    (c) The indemnifying party shall have the right to undertake the defense, compromise or settlement of the same at the indemnifying party’s own expense and with counsel of the indemnifying party’s own selection; provided that in the event the indemnifying party shall elect to undertake the defense of such matter, the indemnifying party agrees that during the course of such proceeding the indemnifying party shall keep the indemnified party fully informed and shall use all reasonable efforts at the indemnifying party’s expense to defend such claim or litigation, to present any defense reasonably appropriate in the circumstances, and to consult with the indemnified party concerning such defense during the course thereof, and provided that no compromise or settlement shall be made, executed or delivered without the indemnified party’s prior written consent, which shall not be unreasonably withheld. In the event that any such claim is of a nature that it cannot be defended solely by the indemnifying party, the indemnified party shall make available to the indemnifying party, at the expense of the indemnifying party, information and assistance that they may reasonably request.

                    (d) In the event that the indemnifying party, within fifteen (15) days after notice of any indemnifiable claim, fails to assume the defense, the indemnified party will have the right to undertake the defense, compromise or settlement of such indemnifiable claim on behalf of, for the account of, at the risk and expense of the indemnifying party, with all costs and expenses incurred in connection therewith being reimbursed by the indemnifying party upon demand by the indemnified party.

                    (e) To the extent that an indemnified party obtains proceeds from its insurance carrier in redress of damages incurred or suffered as a result of the occurrence of an event giving rise to the indemnification rights and obligations hereunder, the amount of such insurance proceeds realized shall be offset against any sums owing under this Section 13 unless the insurance carrier asserts its rights of subrogation to the indemnified party under said insurance policy. If the indemnifying party has paid the indemnified party pursuant to the provisions of this Section with respect to a Claim for which: (i) insurance proceeds are subsequently received by the indemnified party; or (ii) other amounts are received by the indemnified party from independent third parties with respect to which the indemnified party has been indemnified by the indemnifying party, the indemnified party shall pay such proceeds or amounts, or such part thereof, to the indemnifying party in an amount not to exceed the sums paid by the indemnifying party to the indemnified party in connection with the occurrence giving rise to the Claim.

          13.04 Limitations on Indemnification. Seller and the Principals shall not have any liability under this Section 13 until the aggregate amount of Claims against Seller or the Principals exceeds Ten Thousand Dollars ($10,000) and, in such event, the Buyer’s Parties shall be entitled to claim indemnity for the entire aggregate amount of such Claims, provided that the maximum aggregate amount of liability of Seller under Section 13 shall be the aggregate cash portion of the Purchase Price paid by Buyer to Seller pursuant to Sections 2.01(a) and 2.01(b).

          13.05 Reduction of Indemnities. Any Claims which a Buyer’s Party shall be entitled to receive payment under Section 13 shall be reduced dollar for dollar to the extent that the Buyer’s Party obtains a monetary benefit or value directly related to such Claim. A Buyer’s Party shall not have any remedy hereunder for a breach of representation or warranty to the extent that Buyer’s Party had actual knowledge of such breach prior to the Closing Date. The indemnities provided by this Section 13 shall apply only to Claims for which the Indemnified Party may not be reimbursed through third party insurance. Notwithstanding the above, if indemnification of any damages, losses, liabilities or expenses would result in a deduction, credit or other tax benefit to the Indemnified Party under U.S. federal tax law, the amount indemnifiable under this Section 13 shall be reduced to reflect such tax benefit.

          13.06 Mitigation. Each Indemnified Party will use reasonable efforts to mitigate any Claim for which it may claim indemnification under this Section 13. To the extent that the operations of the CF Business after the date of Closing contribute to or aggravate any Claims as to which indemnification is available under Section 13.01, Seller’s indemnification obligation shall be reduced to the extent of such contribution or aggravation.

          13.07 Remedies; Fraud. Except as expressly provided in this Agreement, or for Claims based on fraud committed by the indemnifying party, the indemnities set forth in this Section 13 shall be the exclusive remedies of the parties for any Claims to which they are entitled to indemnification pursuant to this Section 13, and the parties hereto shall not be entitled to any further indemnification rights or Claims of any nature whatsoever in respect thereof. Without limiting the foregoing, no provision of this Agreement shall in any way limit the ability of a Buyer’s Party to seek the aggregate amount of Claims in connection with or arising out of the fraud of Seller or any Principal.

     14. Termination.

     Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing, as follows:

          14.01 Mutual Agreement. By mutual action of the Board of Directors of Seller and the Board of Directors of Buyer.

          14.02 Failure to be Consummated by a Date Certain. By notice to one party from the other, if the Closing has not occurred on or before June 30, 2005 (the “Termination Date”); provided, however, that by mutual agreement of the parties, the Termination Date may be extended to such date as the parties mutually agree.

          14.03 Legal Action or Proceeding. By either party, by written notice given to the other, if any action or proceeding shall have been instituted before any court or governmental body or authority to restrain or prohibit the consummation of the transactions contemplated by this Agreement, and the party giving such notice has been advised in writing by its counsel that in the opinion of such counsel such action or proceeding could reasonably be expected at the time such notice is given to result in such restraint or prohibition.

          14.04 By Buyer for Default or Failure of Condition. Immediately upon the expiration of ten (10) business days after delivery of written notice by Buyer to Seller of Seller’s material breach or material misrepresentation or material failure to satisfy any condition, warranty, representation, covenant or agreement of Seller contained herein, or the occurrence of an event that has or is likely to have a material adverse effect upon the CF Business (provided that such breach, misrepresentation or default has not been waived in writing by Buyer or cured by Seller within such ten (10) business day period).

          14.05 By Seller for Default or Failure of Condition. Immediately upon the expiration of ten (10) business days after delivery of written notice by Seller to Buyer of Buyer’s material breach or material misrepresentation or material failure to satisfy any condition, warranty, representation, covenant or agreement of Buyer contained herein (provided that such breach, misrepresentation or default has not been waived in writing by Seller or cured by Buyer within such ten (10) business day period).

          14.06 Failure of Regulatory Approval. Upon the expiration of thirty (30) days after any other regulatory authority whose approval is required denies or refuses in writing to grant the Approval(s) contemplated herein, unless Buyer and/or Bancorp resubmits its (or their) application for approval within such thirty (30) day period; provided, however, this Section 14.06 shall not be deemed to extend the time periods set forth in Section 14.02.

          14.07 Effect of Termination. If this Agreement shall be terminated as provided herein, each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated herein to the party furnishing the same, except that the foregoing shall not apply to any documents, work papers, material or information which is a matter of public knowledge. Notwithstanding anything herein to the contrary, no party hereto shall have the right to terminate this Agreement on account of its own breach of any representation, warranty, agreement or covenant made hereunder or due to any immaterial breach by the other party hereto. If the Agreement is terminated based upon a breach of any representation, warranty, agreement or covenant made herein, then the breaching party shall be responsible for all out-of-pocket costs and expenses incurred by the non-breaching party, and such other damages as may be determined by a court of competent jurisdiction.

          14.08 Expenses. Except as provided in Section 14.07 hereof, each party hereto shall bear its own fees and out-of-pocket costs incurred in connection with the negotiation, preparation and performance of this Agreement, including legal and accounting fees, filing fees and other necessary out-of-pocket expenses (“Expenses”).

          14.09 Seller’s Alternative Transaction. Anything herein to the contrary notwithstanding, in the event this Agreement is terminated by Buyer based upon Seller’s breach of the provisions of Section 6.01(q) hereof, and Seller enters into an agreement for a merger, reorganization share exchange, consolidation or similar transaction, or any agreement for the purchase of all or substantially all of the assets of the Seller, Seller shall pay to Buyer an alternative transaction fee in the amount of Five Hundred Thousand Dollars ($500,000) which the parties agree shall be the sole and exclusive remedy of Buyer for a breach of Section 6.01(q) hereof by Seller and which amount represents liquidated damages and does not constitute a penalty but rather a negotiated measure of the damages sustained by Buyer from Seller’s entering into an alternative transaction.

          14.10 Buyer’s Alternative Transaction. Anything herein to the contrary notwithstanding, in the event this Agreement is terminated by Seller based upon Buyer’s breach of the provisions of Section 7.07 hereof, and Buyer or Bancorp enters into an agreement for a merger, reorganization, share exchange, consolidation or similar transaction, or any agreement for the purchase of all or substantially all, of the assets of another commercial finance business, Buyer shall pay to Seller an alternative transaction fee in the amount of Five Hundred Thousand Dollars ($500,000) which the parties agree will be the sole and exclusive remedy of Seller for a breach of Section 7.07 hereof by Buyer and which amount represents liquidated damages and does not constitute a penalty but rather a negotiated measure of the damages sustained by Seller from Buyer’s entering into an alternative transaction.

     15. MISCELLANEOUS.

          15.01 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if sent by Federal Express, overnight delivery, or U.S. Mail, next day delivery, postage prepaid, or sent by facsimile transmission to be delivered the day of transmission, addressed as follows:

If to Seller:	Celtic Capital Corporation
2951 28th Street, #2030
Santa Monica, California 90405
Attention: Mark Hafner
FAX: (310) 664-4760

With a copy to:	Pillsbury Winthrop
725 S. Figueroa St., # 2800
Los Angeles, CA 90017
Attention: Edward A. Perron, Esq.
FAX: (213) 629-1033

If to Buyer or Bancorp:	Discovery Bancorp
1145 San Marino Drive, Suite 346
San Marcos, CA 92069
Attention: Joseph Carona
FAX: (760) 736-8906

with a copy to	Horgan, Rosen, Beckham & Coren L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, CA 91302
Attention: S. Alan Rosen, Esq.
FAX: (818) 591-3838

          15.02 Entire Agreement. This Agreement and the Exhibits hereto contain the entire Agreement between the parties with respect to the subject matter hereof, incorporates and supersedes all prior agreements and understandings between the parties with respect to such subject matter, whether written or oral, and may be amended solely by an instrument in writing executed by both parties.

          15.03 Severability. Any provision of this Agreement which is void or is determined to be unenforceable by a court of competent jurisdiction shall not affect the remainder of this Agreement, which shall continue in full force and effect notwithstanding such voidness or unenforceability.

          15.04 Waiver. The waiver by any party of the performance of any covenant, condition or promise contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other covenant, condition or promise. The waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided by law, or otherwise, and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.

          15.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          15.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same Agreement.

          15.07 Third Parties. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto.

          15.08 Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

          15.09 Attorneys’ Fees. If legal action or other proceeding is brought for enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

          15.10 Publicity. The parties hereto agree that they will coordinate on any publicity concerning this Agreement and the transactions contemplated herein. No party shall issue any press release, publicity statement or other public notice relating in any way to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the others which consent shall not be unreasonably withheld, unless the party is advised by its legal counsel that issuance of such publicity is required for compliance with federal or state securities laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CELTIC MERGER CORP.
a California corporation

By:/s/ John R. Plavan
Its: Chairman

DISCOVERY BANCORP a California corporation

CELTIC CAPITAL CORPORATION a California corporation

By:/s/ Mark Hafner Its: President

/s/ Bron Hafner Bron Hafner

/s/ Mark Hafner Mark Hafner

/s/ Alex Falo Alex Falo

DISCOVERY BANCORP
A California corporation

By: /s/ John R. Plavan

Its: Chairman

23A

EXHIBIT A

SELLER’S LOAN PORTFOLIO

EXHIBIT B

FURNITURE, FIXTURES AND EQUIPMENT

EXHIBIT C-1

SANTA MONICA LEASE

EXHIBIT C-2

LEASE DEPOSITS

EXHIBIT C-3

ARIZONA LEASE

EXHIBIT D

RETAINED ASSETS

EXHIBIT E

VENDOR CONTRACTS

EXHIBIT F-1

BILL OF SALE

EXHIBIT F-2

ASSUMPTION OF LIABILITIES

EXHIBIT G

FAIRNESS OPINION

EXHIBIT H-1

MARK HAFNER EMPLOYMENT CONTRACT

EXHIBIT H-2

ALEX FALO EMPLOYMENT CONTRACT

EXHIBIT H-3

BRON HAFNER CONSULTING AGREEMENT

EXHIBIT I

MEMORANDUM RE: OPERATIONS (POST-CLOSING)

     Celtic Merger Corp. (“Buyer”) and its parent, Discovery Bancorp, (“Bancorp”) have reached general agreement with Celtic Capital Corporation (“Seller”) and its primary operating officer, Mark Hafner, who will be President of Celtic Merger Corp. after the Closing Date, concerning operating matters deemed important to Buyer and Seller, as follows:

     1. Buyer will continue to locate company operations at Santa Monica, California, unless another location is mutually agreed upon. Buyer’s executives will travel to the Bancorp head office in San Diego as necessary, but it is agreed efforts will be made to minimize travel. Bancorp executives will travel as needed to Santa Monica, and will be accorded temporary office space, suitable to their purpose, while they are there.

     2. The Board of Directors of Buyer will designate one of its elected directors as Chairman of the Board. The director so designated shall also, unless the Board decides otherwise, act as the Chief Executive Officer of Buyer.

     3. Buyer will, at closing date, hire and assume responsibility for all Celtic at-will employees, under Seller’s existing compensation arrangements. Tenure of all employees so hired will be counted from the date of employment by Seller. At-will employees will be included in fringe benefit programs or plans for such employees utilized by Bancorp, provided that such programs or plans, at Bancorp’s sole discretion, may replace similar plans of Seller already in place. Seller’s 401 (k) plan will be merged into the existing 401 (k) plan of Bancorp.

     Following closing, Buyer’s employment policy, including compensation plans, will be established by its Board of Directors, upon recommendation by management. It is understood such employment policy will, where appropriate, utilize plans and programs common to Bancorp and its subsidiaries where efficiency permits, but will not necessarily mirror the policies or plans of other subsidiaries. Buyer will give no assurance that employment or existing employment arrangements for at-will employees will continue.

     4. Oversight of Buyer’s business and operations, including loan approval, will be conducted by its Board of Directors which may, at its sole discretion, delegate authority to committees formed for specific purposes, or to individuals. With due consideration for the requirements of the management, the board will determine the form, nature and timing of all reporting. Buyer is aware of the need for prompt decision-making on loan matters, and will give its best efforts to do so.

     5. The following matters relate to specific aspects of Information Technology (“IT”) operations of Seller that are deemed important enough to warrant special agreement.

     It is understood by Seller that Bancorp and Buyer intend to integrate the IT systems of its various operations, over time, for control and efficiency purposes. In doing so, high priority will be given to meeting the operating and service requirements of subsidiary businesses, as well as conforming to regulatory standards.

          (a) It is agreed that, following the closing, Buyer’s accounting will be conducted on an integrated general ledger software system selected by Buyer for that purpose.

          (b) Seller utilizes a Stucky software system for loan accounting and loan management information purposes, said system having been modified and customized substantially. This modified system is stated by Seller to be critical to its operations. Seller utilizes an on-line customer collateral reporting system internally developed utilizing its own resources, which is integrated with the aforementioned Stucky system, and which Seller also states is critical to its operations.

          (c) The right to utilize these systems without future payment to any third party has been duly acquired by Seller and is included in the purchase price and will be transferred to Buyer in the Asset Purchase. Buyer believes that the aforementioned modified and customized systems are acceptable for Buyer, as a Bancorp regulated subsidiary. They, accordingly, will be utilized by the Buyer unless they are, in the future, in Buyer’s sole judgment, found to be unacceptable.

          (d) Seller utilizes a local area network for its computers, which network will continue to be utilized by the Buyer if, or until, Buyer determines to integrate it into its own operations or finds it to be unacceptable, in its sole judgment.

          (e) Seller maintains in-house management expertise for certain of its IT operations, and employs certain consultants for its remaining technical expertise requirements.

          Buyer has conducted initial due diligence of Seller’s IT operations and staffing, including in-house management and outside consultants and has agreed to leave as is. Buyer has determined, and Seller has agreed, that in the six-month period following the Closing, Buyer will evaluate certain cost and staffing issues, to determine the best methods of deployment and integration. Seller acknowledges that the evaluation may result in changes in management, staffing, and deployment of operating systems. If such changes are made, any person adversely impacted shall be provided with at least ninety (90) days prior written notice or three months severance compensation.

     6. It has been agreed that Mark Hafner will, following Effective Date, bring the Seller’s credit file information into conformance with Buyer’s standards. Also, the parties will, during the period between the Effective Date and Closing, jointly work out solutions to Buyer’s requirements relative to “Payment In Kind” collateral control, as to both overall policy and as to specific borrowers.